Exhibit 10.2

James Biehl

[OMITTED]

CHARGE ENTERPRISES, INC. 125 PARK AVE., 25th FLOOR NEW YORK, NY 10017

November 3, 2023

[OMITTED]

Dear Mr. Biehl:

This letter sets forth our agreement with respect to your continued employment (hereinafter

“letter agreement”) with Charge Enterprises, Inc., a Delaware corporation (the “Company”).

1.    Employment. Your employment with the Company will be upon the terms and conditions set forth in this letter agreement beginning on November 3, 2023 (the “Effective Date”) and ending as provided in Section 4 (the “Employment Period”).

2.    Position and Duties. During the Employment Period, you will serve as Chief Legal Officer, Chief Compliance Officer and Corporate Secretary of the Company and will have the usual and customary duties, responsibilities, and authorities of a person in such position and such other duties assigned to you by the Chief Executive Officer and Board of Directors of the Company (the “Board”) which are consistent with your position. You will report directly to the CEO and the Board. You will devote your full working time, efforts and attention to, and diligently and conscientiously perform the duties of, such position. In addition to performing such duties for the Company, you may be required to perform similar duties for the Company’s existing subsidiaries or affiliates, and/or any subsidiaries and/or affiliates which may be formed or acquired from time to time in the future, (collectively, all such subsidiaries and/or affiliates, including subsidiaries formed after the date hereof, shall be referred to as the “Company Affiliates”). Except for travel for business purposes, you will be employed, and your primary offices will be located, at your home office. You represent to the Company that you are not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit you from executing, this letter agreement and performing fully your duties and responsibilities hereunder.

3.	Compensation.

(a)	Base Salary. During the Employment Period, your base salary will be

$350,000 per annum (your “Base Salary”). Your Base Salary will be payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes. Your Base Salary may be reviewed annually (consistent with the Company’s past practice and timing) by the Compensation Committee of the Board (the “Compensation Committee”) in consultation with the Chief Executive Officer of the Company and such other officers designated by the Compensation Committee and may be increased by the Compensation Committee in its sole discretion (for the avoidance of doubt, such increased amount shall be considered your “Base Salary” for all purposes of this letter agreement). Unless agreed by you in writing, your Base Salary may not be decreased below your then current Base Salary by the Board, Compensation Committee or otherwise.

(b)    Cash Incentive Plan. With respect to each fiscal year of the Company ending during the Employment Period, you shall be eligible to earn an incentive award (an “Annual Incentive Award”) under the Company’s bonus program, cash incentive plan (once established), or any successor plan (the “Cash Incentive Plan”) pursuant to the terms and conditions of the Cash Incentive Plan. For fiscal year 2023, 50% of your Annual Incentive Award shall be determined by the Compensation Committee in its discretion and 50% shall be determined based on your satisfaction of certain objectives that shall be established by the Compensation Committee. Prior to, at or effective as of the beginning of each fiscal year of the Company after fiscal year 2023, the Compensation Committee shall determine your target Annual Incentive Award, taking into consideration such factors as the Compensation Committee deems appropriate. Your target Annual Incentive Award under the Cash Incentive Plan for fiscal year 2023 shall be 100% of Base Salary. For the avoidance of doubt, in the event of any conflict between term definitions in this Section 3(b) and the Cash Incentive Plan, the definitions in this letter agreement shall control.

(c)    Target Compensation after Fiscal Year 2023. Your awards under the Cash Incentive Plan and the Company’s 2020 Omnibus Equity Incentive Plan (“Equity Plan”) shall be reviewed annually by the Compensation Committee pursuant to the normal performance review policies for the Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary, with such targets and objectives established by the Compensation Committee in its sole discretion.

(d)    Employee Benefits. During the Employment Period, you will be entitled to participate in all employee benefit programs, including without limitation health/medical insurance, for which senior executive employees of the Company are generally eligible, subject to applicable plans and policies as may be amended from time to time, in the sole discretion of the Board. During the Employment Period, you will be entitled to 27 days paid time off (“PTO”) during each calendar year, to be used and managed consistent with applicable Company policy. PTO shall accrue evenly over the course of each calendar year during the Employment Period.

(e)    Expenses. The Company shall reimburse you for all reasonable out-of- pocket business expenses incurred by you on behalf of the Company during the Employment Period, in accordance with applicable policies of the Company; provided that you properly account to the Company for all such expenses in accordance with the policies of the Company and the rules, regulations and interpretations of the U.S. Internal Revenue Service relating to reimbursement of business expenses (“Expenses”). The Company shall reimburse you for all out- of-pocket fees and expenses incurred by you during the Employment Period for you to maintain your license to practice law.

(f)    Insurance. During the Employment Period, the Company will maintain Directors and Officers Liability Insurance coverage that includes coverage of you, subject to the terms and conditions of such policy and with limits customary for similarly situated companies.

4.	Termination.

(a)    You are employed on an at-will basis, for no set period of time. The Employment Period (i) will automatically terminate upon your death, (ii) may be terminated by the Company upon Notice of Termination (as defined in Section 5(f) below) delivered to you as a result of your Disability (as defined in Section 5(h) below), (iii) may be terminated by the Company upon Notice of Termination at any time for Cause (as defined in Section 5(g) below),

(iv) may be terminated by you upon Notice of Termination for Good Reason (as defined in Section 5(i) below) and (v) may be terminated by the Company upon Notice of Termination without Cause.

(b)    Effective as of the date of any Termination Date, you shall be deemed, without any further action on your part, to have automatically resigned from all Company-related positions, including as an officer of the Company and Company Affiliates.

5.	Severance.

(a)    If the Employment Period is terminated by the Company without Cause (other than due to your Disability) or by you for Good Reason, then, unless Section 5(b) applies, you will be entitled to receive:

(i)    your Base Salary as in effect at the time of such termination to the extent such amount has accrued through the Termination Date (as defined in Section 5(f) below) and remains unpaid, any fully earned and declared but unpaid Annual Incentive Award as of the Termination Date, and any unpaid Expenses in accordance with Section 3(e) hereof that have not been reimbursed by the Company as of the Termination Date that were incurred prior to the Termination Date (the sum of these amounts, the “Accrued Obligations”);

(ii)    an amount equal to 12 months of your Base Salary, less applicable withholdings, which shall be payable in the same amounts and at the same intervals as if the Employment Period had not ended;

(iii)    if your Termination Date occurs more than six months after the beginning of the then-current fiscal year, a prorated Annual Incentive Award in respect of the fiscal year in which the Termination Date occurs in an amount equal to the product of (A) the Annual Incentive Award, if any, that you would have received for such fiscal year if you had remained employed through the date on which the Annual Incentive Award is to be paid, and (B) a fraction, the numerator of which is the number of calendar days you were employed by the Company during such fiscal year and the denominator of which is 365, which amount shall be paid in the same manner and at the same time that the Company pays other Company executive incentive awards under the Annual Incentive Plan for such fiscal year;

(iv)    any time-based vesting equity awards granted to you under the Equity Plan that would have vested in the 24-month period following the Termination Date shall immediately become vested upon your Termination Date;

(v)    the Company will extend the post-termination exercise period with respect to all stock options held by you until the earlier of (A) the date that is two

(2) years after the Termination Date, or (B) the original expiration date of the stock options; and

(vi)    if you timely elect continued coverage pursuant to COBRA, the Company will reimburse you for a portion of the monthly COBRA premium such that you are paying the same premium cost as active employees of the Company until the earliest to occur of (A) the date that is twelve (12) months after the Termination Date, or (B) the date on which you are no longer eligible for COBRA coverage, provided that the Company may modify the subsidized COBRA continuation coverage contemplated herein to the extent the Company determines necessary to ensure compliance with the non-discrimination requirements of Section 105(h) of the Code.

The Company’s obligation to make the payments to you described in clauses (ii), (iii), (iv), (v) and (vi) of this Section 5(a) is conditioned upon your executing and delivering, no later than 45 days following the Termination Date (and not revoking), a release relating to your employment by the Company in favor of the Company, the Company Affiliates and their respective stockholders, officers, members, managers, directors, employees, subsidiaries and affiliates substantially in the form attached as Exhibit A (a “Release”); provided, further, that until the period to revoke such Release has expired, the Company shall retain any payments that would otherwise be made pursuant to clauses (ii), (iii), (iv), (v) and (vi) of this Section 5(a), with such payment being made on the next regularly scheduled payroll date after such revocation period expires.

(b)    Change in Control Termination. If the Employment Period is terminated by the Company without Cause (other than due to your Disability) or by you for Good Reason, in each case, within three months prior, upon or within 12 months following the consummation of a Change in Control (as defined below), then, subject to your execution and non-revocation of a Release in the manner provided in Section 5(a) above (except for the payments described in clause

(i) of this Section 5(b), which shall not be subject to such Release requirement), you will be entitled to receive in lieu of the severance pay and benefits described in Section 5(a) above:

(i)	the Accrued Obligations;

(ii)    an amount equal to one-and-a-half times (1.5x) your annual Base Salary, less applicable withholdings, which shall be paid (A) if the Termination Date is within three months prior to the consummation of a Change in Control, in the same amounts (taking the 1.5x multiple into account) and at the same intervals as if the Employment Period had not ended, or (B) if the Termination Date is within 12 months following the consummation of a Change in Control, in a single lump sum cash payment within two and a half (2-1/2) months following the Termination Date;

(iii)    an amount equal to one-and-a-half times (1.5x) your target Annual Incentive Award either for the year in which the Termination Date occurs (or if it has not yet been established, the target Annual Incentive Award established for the immediately preceding year), which shall be paid (A) if the Termination Date is within three months prior to the consummation of a Change in Control, in the same manner and at the same time that the Company pays other Company executive incentive awards under the Incentive Plan after the Termination Date, or (B) if the Termination Date is within 12 months following the consummation of a Change in Control, in a single lump sum cash payment within two and a half (2-1/2) months following the Termination Date;

(iv)    any time-based vesting equity awards granted to you under the Equity Plan shall immediately become vested upon your Termination Date;

(v)    the Company will extend the post-termination exercise period with respect to all stock options held by you until the earlier of (A) the date that is two

(2) years after the Termination Date, or (B) the original expiration date of the stock options; and

(vi)    if you timely elect continued coverage pursuant to COBRA, the Company will reimburse you for a portion of the monthly COBRA premium such that you are paying the same premium cost as active employees of the company until the earliest to occur of (A) the date that is eighteen (18) months after the Termination Date, or (B) the date on which you are no longer eligible for COBRA coverage, provided that the Company may modify the subsidized COBRA continuation coverage contemplated herein to the extent the Company determines necessary to ensure compliance with the non-discrimination requirements of Section 105(h) of the Code.

(c)    For purposes of this letter agreement, a “Change in Control” shall be deemed to occur when and only when any of the following events first occurs: (A) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(B) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board prior to the date of the appointment or election; or (C) any merger (other than a merger where the Company is the survivor and there is no accompanying Change in Control under clauses (A) or (B)), consolidation, liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company; provided, however, that a Change in Control shall not be deemed to occur unless the event also constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company for purposes of Treasury Regulation Section 1.409A-3(i)(5). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to clause (A) solely because 50% or more of the combined voting power of the Company’s outstanding securities is acquired by (I) one or more employee benefit plans maintained by the Company or by any other employer, the majority interest in which is held, directly or indirectly, by the Company or (II) any person who is the beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company’s then-outstanding voting securities. For purposes of this paragraph, the terms “person” and “beneficial owner” shall have the meaning set forth in Sections 3(a) and 13(d) of the Exchange Act, and in the regulations promulgated thereunder.

(d)    Termination Due to Cause, Death, or Disability. If the Employment Period is terminated by the Company for Cause or by you other than for Good Reason, the Company will pay you the Accrued Obligations as of the Termination Date. If the Employment Period is terminated due to your Disability (as defined in Section 5(h) below) or death, the Company will pay you or your estate, whichever is applicable, the Accrued Obligations as of the Termination Date. Except as set forth in Section 5(e), upon delivery of the payments described in this Section 5(d), the Company will have no further obligation to you under this letter agreement or otherwise with respect to your employment with the Company.

(e)    Except as otherwise required by law or as specifically provided herein, all of your rights to salary, severance, fringe benefits, bonuses and any other amounts hereunder (if any) accruing after the termination of the Employment Period will cease upon the Termination Date. In the event the Employment Period is terminated, your sole remedy, and the sole remedy of your successors, assigns, heirs, representatives and estate, will be to receive the payments described in this letter agreement. Notwithstanding the foregoing, the following rights will survive any termination of the Employment Period: (i) your rights to accrued and vested benefits under any benefit plan of the Company or any of the Company Affiliates, or as set forth in any other agreement between you and the Company or any of the Company Affiliates, (ii) your right to continued participation in the Company’s health and welfare plans, except as otherwise provided in Sections 5(a)(vi) and 5(b)(vi), at your own expense pursuant to COBRA, (iii) your right to indemnification in respect of your service as a director or officer of the Company or any of the Company Affiliates, to the maximum extent provided under the Company’s Certificate of Incorporation and By-laws and Indemnity Agreement with the Company (each, as they may be amended from time-to-time), the Company’s Directors and Officers Liability Insurance coverage, and any other agreement between you and the Company, (iv) your rights in respect of shares of Common Stock that you hold and (v) your rights in respect of any equity-based awards that remain outstanding following the Employment Period (subject to the provisions of this letter agreement and any equity plan or award agreement that governs the terms of such equity-based awards).

(f)    Any termination of the Employment Period by the Company (other than termination upon your death) or by you must be communicated by written notice (in either case, a “Notice of Termination”) to you, if the Company is the terminating party, or to the Company, if you are the terminating party. For purposes of this letter agreement, “Termination Date” means

(i) if the Employment Period is terminated due to your death, the date of your death and (ii) if the Employment Period is terminated due to your Disability, by the Company (for Cause or without Cause) or by you (for Good Reason or without Good Reason), the date specified in the Notice of Termination (which may not be earlier than the date of such Notice of Termination). Notwithstanding anything contained herein to the contrary, any termination of the Employment Period by you must be communicated to the Company no less than 30 days prior to the intended Termination Date; provided, however, that the Company’s decision to shorten or eliminate the notice period shall not constitute a termination by the Company.

(g)    For purposes of this letter agreement, “Cause” means any one of the following: (i) a material breach by you of this letter agreement, (ii) your conviction of, guilty plea to, or confession of guilt of, a felony, (iii) materially fraudulent, dishonest or illegal conduct by you in the performance of services for or on behalf of the Company or any of the Company Affiliates, (iv) any repeated conduct by you in material violation of Company written policy, (v)

any conduct by you that is materially detrimental to the reputation of the Company or any of the Company Affiliates, (vi) your misappropriation of funds of the Company or any of the Company Affiliates, (vii) your gross negligence or willful misconduct or willful failure to comply with written directions of the Board which directions are within the scope of your duties hereunder, or

(viii) your engaging in discrimination, sexual or other harassment, retaliation, or any conduct involving an act of moral turpitude. A purported termination of your employment for Cause shall not be effective unless (A) the Company provides written notice to you of the facts alleged by the Company to constitute Cause and such notice is delivered to you no more than 90 days after the Company has actual knowledge of such facts and (B) you have been given an opportunity of no less than ten days after receipt of such notice to cure the circumstances alleged to give rise to Cause and the Company has cooperated in good faith with your efforts to cure such condition or circumstance, but only to the extent that such circumstances are reasonably curable.

(h)    For purposes of this letter agreement “Disability” means any accident, sickness, incapacity or other physical or mental impairment that prevents you from performing, with or without reasonable accommodation, the essential functions of your position pursuant to this letter agreement for either (i) 90 consecutive days or (ii) 180 days during any period of 365 consecutive days, in each case as determined in good faith by the Board. During the time periods specified above, the Company will continue to provide you with the compensation stated in Section 3 above.

(i)    For purposes of this letter agreement, “Good Reason” means (i) a material diminution in your authority, title, duties or responsibilities, (ii) the failure of the Company to make all payments due to you under this letter agreement or otherwise or (iii) the relocation of your primary office to a location more than 25 miles from your home office. A purported termination of your employment for Good Reason shall not be effective unless (A) you provide written notice to the Company of the facts alleged by you to constitute Good Reason and such notice is delivered to the Board no more than 60 days after the occurrence of such event, (B) the Company has been given an opportunity of no less than 30 days after receipt of such notice to cure the circumstances alleged to give rise to Good Reason and you have cooperated in good faith with the Company’s efforts to cure such condition or circumstance (which cooperation will not require you to waive or diminish any of your rights hereunder), but only to the extent that such circumstances are reasonably curable, and (c) you elect to terminate the Employment Period within 30 days following the end of the Company’s cure period due to the Company’s failure to cure.

(j)    Notwithstanding anything to the contrary in this letter agreement, if an equity award granted to you under the Equity Plan contains more favorable terms than as provided in this letter agreement, then such more favorable terms shall control.

6.	Section 280G. Notwithstanding any other provision of this letter agreement:

(a)    In the event it is determined by an independent nationally recognized public accounting firm that is reasonably acceptable to you, which is engaged and paid for by the Company prior to the consummation of any transaction constituting a 280G Change of Control (which for purposes of this Section 6 shall mean a change in ownership or control as determined in accordance with the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate the 280G Change of Control (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to you not less than ten Business Days prior to the 280G Change of Control setting forth in reasonable detail the basis of the Accountant’s calculations (including any assumptions that the Accountant made in performing the calculations), that part or all of the consideration, compensation or benefits to be paid to you under this letter agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to you under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, the amounts constituting “parachute payments” which would otherwise be payable to you or for your benefit shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Accountant determines that without such reduction you would be entitled to receive and retain, on a net after- tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. In connection with making determinations under this Section 6, the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by you before or after the 280G Change of Control.

(b)    If the determination made pursuant to Section 6(a) results in a reduction of the payments that would otherwise be paid to you except for the application of this Section 6, the Company shall promptly give you notice of such determination. Such reduction in payments shall be first applied to reduce any cash payments that you would otherwise be entitled to receive (whether pursuant to this letter agreement or otherwise) and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by Section 409A (as defined in Section 13(h)), you elect to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting you to additional taxation under Section 409A. Within ten Business Days following such determination, the Company shall pay or distribute to you or for your benefit such amounts as are then due to you under this letter agreement and shall promptly pay or distribute to you or for your benefit in the future such amounts as become due to you under this letter agreement.

(c)    As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that amounts will have been paid or distributed by the Company to or for your benefit pursuant to this letter agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for your benefit pursuant to this letter agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountant, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you which the Accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for your benefit shall promptly be repaid by you to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which you are subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for your benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

(d)    In the event of any dispute with the Internal Revenue Service (or other taxing authority) with respect to the application of this Section 6, you shall control the issues involved in such dispute and make all final determinations with regard to such issues. The Company will bear all fees and expenses of any audit, suit or proceeding by the IRS or any other taxing authority against the Company or against you, or of any claim for refund, appellate procedure, or suit brought by the Company or you against the IRS or any other taxing authority, in each case relating to the excise tax imposed by Section 4999 of the Code.

7.	Confidential Information.

(a)    You will not disclose or use at any time any Confidential Information (as defined below in Section 7(c)), whether or not such information is developed by you, except to the extent that such disclosure or use is required in the performance or exercise by you in good faith of (i) duties assigned to you under this letter agreement or otherwise by the Board, (ii) rights as an employee, officer, director or shareholder of the Company or any of the Company Affiliates or

(iii) rights under any agreement with the Company or any of the Company Affiliates.

(b)    You will deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, designs, records, reports, computer files and software and other documents and data (and copies thereof) that are Confidential Information or Work Product (as defined below) or information relating to the business of the Company or the Company Affiliates which you may then possess or have under your control. Upon request, you will also make available to the Company any smartphones or other devices on which you store Company information, so that the Company may remove such information.

(c)    As used in this letter agreement, the term “Confidential Information” means information belonging to the Company or any of the Company Affiliates that is not generally known or available to the public and that is used, developed or obtained by the Company or any of the Company Affiliates in connection with its or their businesses, including without limitation (i) information, observations and data concerning its and their business and affairs, products or services, and fees, costs and pricing structures, (ii) designs, (iii) analyses, (iv) drawings, designs, photographs, artwork and reports, (v) computer software, including operating systems, applications and program listings, (vi) flow charts, manuals and documentation, (vii) databases, (viii) information concerning its accounting and business methods, (ix) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (x) other copyrightable works, (xi) all production methods, processes, technology and trade secrets, (xii) product and product candidate formulae and any trade secrets with respect to such products and product candidates and (xiii) all similar and related information in whatever form.

(d)    Notwithstanding the provisions of this letter agreement to the contrary, you will have no liability to the Company for disclosure of Confidential Information if the Confidential Information:

(i)    is in the public domain or becomes publicly known in the industry in which the Company or any of the Company Affiliates operates or is disclosed by the Company or any of the Company Affiliates other than as the result of a breach of this letter agreement or any other agreement by you; or

(ii)    is required to be disclosed by law, court order, or similar compulsion or in connection with any legal proceeding; provided, however, that such disclosure will be limited to the extent so required and, subject to the requirements of law, you will give the Company notice of your intent to so disclose such Confidential Information and will cooperate with the Company in seeking confidentiality protections.

(e)    Notwithstanding the foregoing, nothing in or about this letter agreement prohibits you from (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate this Section 7, to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding concerning the Company without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act. Furthermore, you are advised that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. Section 1833(b)) applies that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

8.    Inventions and Patents. You agree that all inventions, innovations, improvements, technical information, trade secrets, systems, software developments, ideas, results, methods, designs, artwork, analyses, drawings, reports, copyrights, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the Company’s or any of the Company Affiliates’ businesses, research and development or existing products (or products under development) or services and which are conceived, developed or made by you (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during your employment with the Company, together with all intellectual property rights therein, including without limitation any patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as “Work Product”), is the exclusive property of the Company and/or the Company

Affiliates. For the avoidance of doubt and without limiting the foregoing, (x) the Company or any of the Company Affiliates shall be the sole owner of all right, title and interest in such Work Product, including without limitation all intellectual property rights relating to such Work Product, without you retaining any license or other residual right whatsoever, and (y) any rights to any new or an existing Work Product are automatically conveyed, assigned and transferred to the Company pursuant to this letter agreement. You hereby waive and renounce to all moral rights related, directly or indirectly, to any such existing or new Work Product. You will take reasonable steps to promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including without limitation the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company and the Company Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

9.	Non-Competition; Non-Solicitation.

(a)    You acknowledge that, in the course of your employment with the Company, you will become familiar with the Company’s and the Company Affiliates’ trade secrets and other Confidential Information as well as the Company’s customer information and goodwill, and that your services will be of special, unique, and extraordinary value to the Company and the Company Affiliates. Therefore, you agree that, during the Employment Period and any other period during which you are employed by the Company or any of its Affiliates, whether pursuant to this letter agreement or otherwise, plus an additional six (6) months after your separation (the “Restriction Period”) (regardless of the reason for your separation from the Company and whether caused by you or the Company), you will not (x) in the United States or any other country where, as of the time at issue, the Company or any of the Company Affiliates conducts business or (y) anywhere else that, during the then prior two-year period, the Company or any of the Company Affiliates has spent time and resources in connection with expanding its business, directly or indirectly, either on your own behalf or on behalf of any other person, firm or entity: engage in, or own, manage, operate, work as an employee for, consult with, provide services or financing to, or join, control or participate in the ownership, management, operation or control of, any business (whether in corporate, proprietorship or partnership form or otherwise) that is engaged in. the business of (i) electric vehicle charging, broadband or electrical contracting infrastructure or (ii) such other business in which the Company or any Company Affiliates with which you worked was engaged at any time during the then immediately prior two years.

(b)    Nothing in Section 9(a) will prohibit you from being a passive owner of not more than 2% of the outstanding stock of a publicly-traded corporation, so long as you have no active participation in the business of such corporation.

(c)	During the Restriction Period, you also will not:

(i)    induce or attempt to induce any customer, supplier or other business relation of the Company or any of the Company Affiliates to cease doing business with the Company or any of the Company Affiliates, or in any way interfere with the relationship between any such customer, supplier or business relation, on the one hand, and the Company or any of the Company Affiliates, on the other hand;

(ii)    engage, employ, solicit or contact with a view to the engagement or employment of, any employee, officer or manager of, or full-time consultant to, the Company or any of the Company Affiliates with which you worked or any person who has been an employee, officer or manager of, or consultant to, the Company or any of the Company Affiliates with which you worked, if he or she has been in such a role at any time within the then immediately prior three months; or

(iii)    assist any individual or entity to engage in the conduct referenced in clauses (i) and (ii) immediately above.

10.	Enforcement.

(a)    Because the employment relationship between you and the Company is unique and because you have access to Confidential Information, Work Product and Company goodwill, you agree that money damages would be an inadequate remedy for any breach of Section 7, 8 or 9. Therefore, in the event of a breach or threatened breach of Section 7, 8 or 9, the Company may, in addition to its other rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, such provisions (without posting a bond or other security).

(b)    Sections 5, 6, 7, 8 and 9 will expressly survive termination of the Employment Period and this letter agreement. The existence of any claim or cause of action by you against the Company and/or any of the Company Affiliates shall not constitute a defense to the enforcement by the Company of the covenants contained in Section 6(b), 7, 8 or 9, but such claim or cause of action shall be litigated separately.

11.    Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given (a) upon delivery, if delivered personally to the recipient, against written receipt therefor, or (b) upon the first Business Day after the date sent, if sent priority next Business Day delivery to the intended recipient by a reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company, to:

Attention: Jamie Yung and/or Craig Denson Charge Enterprises, Inc.

125 Park Ave, 25th Floor New York, NY 10017

If to you, to the address appearing in the Company’s records.

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received and acknowledged by the intended recipient. Any party hereto may change the address (or add new parties and their addresses) to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth in this Section 11.

12.    Representations and Warranties. You hereby represent and warrant to the Company that (a) the execution, delivery and performance of this letter agreement by you does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which you are a party or any judgment, order or decree to which you are subject, (b) you are not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity that is inconsistent with the provisions of this letter agreement or that would limit you in your duties hereunder, (c) upon the execution and delivery of this letter agreement by the Company and you, this letter agreement will be a valid and binding obligation of you and (d) you are able to perform the services described in this letter agreement. The Company hereby represents and warrants to you that (i) the execution, delivery and performance of this letter agreement does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which it is a party or any judgment, order or decree to which it is subject and (ii) upon the execution and delivery of this letter agreement by the Company and you, such agreements will be valid and binding obligations of the Company.

13.    Lock-Up Agreement. In connection with a registration with the United States Securities and Exchange Commission under the Securities Act of the public sale of shares of Common Stock, you shall not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time prior to the effective date of such registration and continuing through and following the effective date of such registration (not to exceed 90 days) as the Company or the underwriters, as the case may be, shall specify. You agree that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this Section. You shall execute a form of agreement reflecting the foregoing restrictions as requested by the underwriters managing such offering.

14.	General Provisions.

(a)    Severability. It is the desire and intent of the parties hereto that the provisions of this letter agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this letter agreement will be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of this letter agreement or affecting the validity or enforceability of this letter agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this letter agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)    Complete Agreement. This letter agreement and any schedules or exhibits expressly constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and pre-empts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)    Successors and Assigns. The Company may freely assign this letter agreement, including to any Affiliate or in connection with any merger or sale of equity or assets, and upon such assignment the references herein to the Company shall be deemed to include the assignee. You may not assign your rights and obligations under this letter agreement without the prior written consent of the Company. Except as otherwise provided herein, this letter agreement will be binding upon and inure to the benefit of you and the Company and our respective successors, permitted assigns, personal representatives, heirs and estates, as the case may be.

(d)    Governing Law. This letter agreement will be governed by and construed in accordance with the domestic laws of Pennsylvania, without giving effect to the choice of law provisions thereof. The parties agree that any dispute under this letter agreement may be brought in the federal and state courts sitting in Pennsylvania and by this letter agreement the parties expressly consent to such courts’ jurisdiction.

(e)    Amendment and Waiver. The provisions of this letter agreement may be amended and waived only with the prior written consent of the Company (with the approval of the Board) and you, and no course of conduct or failure or delay in enforcing the provisions of this letter agreement will affect the validity, binding effect or enforceability of this letter agreement or any provision hereof.

(f)    Headings. The section headings contained in this letter agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this letter agreement.

(g)    Counterparts. This letter agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. The signatures of any of the persons executing this letter agreement may be transmitted via facsimile or other electronic means and shall be sufficient evidence of the execution of this letter agreement.

(h)	409A Provision.

(i)    For purposes of this letter agreement the term “termination of employment” and similar terms relating to your termination of employment mean a “separation from service” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (“Section 409A”). The Company and you intend that this letter agreement comply in form and operation with the requirements of Section 409A, and all provisions of this letter agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. To the extent permitted by applicable Department of Treasury/Internal Revenue Service guidance, or law or regulation, the Company and you will take reasonable actions to reform this letter agreement or any actions taken pursuant to their operation of this letter agreement in order to comply with Section 409A.

(ii)    For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. To the extent that the Company determines that any payment or benefit pursuant to this letter agreement constitutes deferred compensation (within the meaning of Section 409A), such payment or benefit shall be made at such times and in such forms as the Company determines are required to comply with Section 409A and the Treasury Regulations and any applicable guidance thereunder. If, as of the date of your termination of employment, you are a “specified employee” within the meaning of Section 409A, then to the extent necessary to comply with Section 409A and to avoid the imposition of taxes and/or penalties under Section 409A, payment to you of any amount or benefit under this letter agreement or any other Company plan, program or agreement that constitutes “nonqualified deferred compensation” under Section 409A and which under the terms of this letter agreement or any other Company plan, program or arrangement would otherwise be payable as a result of and within six (6) months following such termination shall be delayed, as provided under current regulatory requirements under Section 409A, until the earlier of (i) five (5) calendar days after the Company receives notification of your death or (ii) the first Business Day of the seventh month following the date of your termination of employment. All tax gross-up payments provided under this letter agreement or any other agreement with you shall be made or provided by the end of your taxable year following your taxable year in which you remit the related taxes.

(iii)    Except as otherwise permitted by Section 409A, the benefits and reimbursements provided to you under this letter agreement and any Company plan or policy during any calendar year shall not affect the benefits and reimbursements to be provided to you under the relevant section of this letter agreement or any Company plan or policy in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred and proper documentation is provided to the Company, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(i)“    Business Day” Defined. For purposes of this letter agreement, the capitalized term “Business Day” shall mean any calendar day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required to be closed.

(j)    Clawback Acknowledgement. This letter agreement and the compensation payable hereunder, as applicable, shall be subject to any applicable clawback or recoupment policies, stock ownership policies, share trading policies, and other codes of conduct and written policies that are in place as of the Effective Date and as may be revised or implemented by the Company from time to time as applicable to officers of the Company, in each case after consultation with you. For the avoidance of doubt, notwithstanding any other provision herein, any incentive compensation awarded to you that is subject to recovery under any law, government regulation, stock exchange listing requirement or recoupment policy adopted by the Company will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or recoupment policy adopted by the Company (including a policy adopted by the Company in response to any such law, government regulation or stock exchange listing requirement).

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If this letter agreement correctly expresses our mutual understanding, please sign and date a copy of this letter agreement and return it to the Company.

Very truly yours, Charge Enterprises, Inc.

By:                   Name: Craig Denson

Title: Chief Executive Officer and Chief Operating Officer

The terms of this letter agreement are accepted and agreed to as of the date set forth below by:

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James Biehl

11-03-2023

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Date

EXHIBIT A

Form of Release RELEASE

This Release (“Release”) is delivered by [Executive] on this          day of          , 20 .

DEFINITIONS

A.    As used herein, unless otherwise specified, the term “Employer” shall mean Charge Enterprises, Inc., and the term “Employer Group” shall mean Employer; all of its affiliates, successors, predecessors, assigns, parents, subsidiaries, and divisions (whether incorporated or unincorporated); and all of its and their past and present owners, directors, officers, trustees, shareholders, managers, employees and agents (in their individual and representative capacities).

B.    As used herein, unless otherwise specified, the term “Employee” shall mean [Executive], and the term “Employee Representatives” shall mean all of Employee’s heirs, family members, executors, accountants, administrators, attorneys, agents, assigns, successors and representatives.

RECITALS

WHEREAS, Employee’s employment ended on          , 20 ; and

WHEREAS, it is a condition to Employee’s receipt of certain post-employment benefits (“Conditional Benefits”) under Sections 5 of the letter agreement, dated [         ], 2023 (the “Employment Agreement”), between Employee and Employer that Employee execute and not revoke this Release.

NOW THEREFORE, in consideration of the promises, representations and mutual covenants contained in this Release, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1.    Consideration. Employee acknowledges that the Conditional Benefits are in excess of any earned wages or benefits due and owing to Employee, and would not be paid or provided unless Employee executed this Release. Employee acknowledges and agrees that the Conditional Benefits are adequate and independent consideration for Employee executing this Release and releasing any and all claims against Employer.

2.    Release of All Claims. In consideration of the above, and the other promises set forth in this Release, Employee, on behalf of himself and all of the Employee Representatives, fully and forever waives, releases, acquits and discharges Employer and the other members of the Employer Group from and for all manner of claims, actions, suits, charges, demands, grievances and/or causes of action, in law or in equity, existing by reason of and/or based upon any fact or set of facts, known or unknown, existing from the beginning of time through the date of Employee’s execution of this Release relating to and/or arising out of the Employment Agreement, Employee’s employment with Employer and/or the cessation of Employee’s employment with Employer (collectively, the “Released Claims”), including, but not limited to, all claims, actions, suits, charges, demands, grievances and/or causes of action (x) for wages, compensation, liquidated damages, commissions, bonuses, benefits, sums of money, damages of every type, costs, attorney fees, judgments, and executions, (y) alleging wrongful discharge, breach of contract, breach of implied contract, breach of the covenant of good faith and fair dealing, tortious interference with contract or business relationships, assault, battery, invasion of privacy, misappropriation of trade secrets, promissory estoppel, unjust enrichment, loss of consortium, violation of the penal statutes, negligent or intentional infliction of emotional distress, negligence, defamation, retaliation and/or discrimination and/or harassment on account of age, sex, sexual orientation, creed, religion, race, color, national origin, sensory disability, mental disability, physical disability, veteran or military status, marital status, or any other classification recognized under all applicable discrimination laws, or (z) brought under common law or civil rights or other statutes, including Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”) (as amended by the Older Workers Benefits Protection Act (“OWBPA”)), the Family and Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act (“ERISA”), the Rehabilitation Act of 1973, the Americans with Disabilities Act (“ADA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Workers Adjustment Retraining Notification Act (“WARN”), the Equal Pay Act (“EPA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the National Labor Relations Act (“NLRA”), the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law,1 and any and all other federal, state, local statutes, ordinances, and laws, and every type of relief (legal, equitable and otherwise), available to Employee. Employee covenants and agrees that he will not pursue or allege any claim, matter or cause of action in violation of, and/or released under, this Release. Notwithstanding the foregoing or anything contained below, nothing in this Release shall be construed as releasing Employer from, and the Released Claims shall not include: (a) any obligation to pay those amounts due to Employee under Section 5(a) or 5(b) of the Employment Agreement, subject to the terms and conditions thereof; (b) Employee’s rights to enforce the terms of the Employment Agreement that survive the termination of the Employment Period (as defined in the Employment Agreement) or Employment Agreement; (c) Employee’s rights described in Section 5(e) of the Employment Agreement; (d) Employee’s non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of ERISA), (e) Employee’s right to indemnification or exculpation under the Employment Agreement, Employer’s policies or law with respect to Employee’s service as a director or officer of Employer (including without limitation any such rights under Employer’s Certificate of Incorporation, By-laws and Directors and Officers Liability Insurance coverage); (f) any claims that by law cannot be waived by private agreement without judicial or governmental supervision; or (g) Employee’s right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission (“EEOC”) or other government agency; provided that even though Employee can file a charge or participate in an investigation or proceeding conducted by the EEOC or other government agency, by executing this Release, Employee is waiving his ability to obtain relief of any kind from the Employer Group to the extent permitted by law.

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1 [Applicable state laws to be added based on Executive’s work location and residence at time of separation.]

3.    Covenant Not to Sue. Employee represents that he has not filed any action, charge, suit, or claim against Employer or any other member of the Employer Group with any federal, state or local agency or court relating to any Released Claim. Employee further agrees that should any claims, charges, complaints, suits or other actions be filed hereafter on his behalf by any federal, state or local agency or by any other person or entity with respect to a Released Claim, he will immediately withdraw with prejudice, or cause to be withdrawn with prejudice, and/or dismiss with prejudice, or cause to be dismissed with prejudice, any such claims, charges, complaints, suits or other actions filed against Employer. Employee further agrees that, to the fullest extent permitted by law, Employee shall receive no relief of any type (monetary, equitable, or otherwise) from Employer with respect to, relating to and/or on account of any such claims, matters or actions. Employee agrees to opt-out of, and not opt-in to, any class action or collective action filed against Employer to the extent related to a Released Claim.

4.    Confidentiality. To the fullest extent permitted by law, Employee agrees to keep confidential all facts, opinions, and information which relate in any way to Employee’s employment and/or cessation of employment with Employer, as well as the terms of this Release; provided however, Employee may discuss the terms of this Release with his spouse, legal representative, and/or tax preparer, each of whom must also agree to maintain confidentiality and comply with this Section 4. Notwithstanding anything herein to the contrary, Section 7(e) of the Employment Agreement will apply to this Release and nothing contained herein shall prevent Employee from making truthful statements to any government authority or agency.

5.    Return of Employer’s Property. Employee represents that he has returned to Employer any and all property, records, papers, documents and writings, in whatever form, of Employer in Employee’s possession and/or control, and that he has not retained any copies thereof, in whatever form.

6.    Non-Disparagement. Employee agrees not to disparage the Employer, its affiliates or the Employer’s or its affiliates’ officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation, and the Employer agrees to direct its officers and directors not to disparage Employee in any manner likely to be harmful to Employee in any manner including Employee’s business reputation or personal reputation; provided that Employee and the Employer may respond accurately and fully to any question, inquiry, or request for information when required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain Employee in any manner from making disclosures that are protected under the whistleblower provisions of federal or law or regulation.

7.	Cooperation.

(a)    To the fullest extent permitted by law, Employee will not cooperate with, or assist in, any claim, charge, lawsuit, or arbitration against the Employer Group with respect to a Released Claim, unless required to do so by a lawfully issued subpoena, by court order or as expressly provided by regulation or statute. In the event Employee is served with a subpoena or is required by court order or otherwise to testify in any type of proceeding involving Employer and related to a Released Claim, unless prohibited by applicable law from doing so, Employee shall immediately advise Employer in writing of same.

8.    Employee agrees to cooperate with the Employer Group in any internal investigation, administrative, regulatory, or judicial proceeding or any dispute with a third party. Employee’s cooperation may include being available to Employer upon reasonable notice for interviews and factual investigations, appearing at Employer’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Employer pertinent information, and turning over to Employer all relevant documents which are or may come into Employee’s possession. Employee understands that in the event Employer asks for Employee’s cooperation in accordance with this provision, Employer will reimburse his for reasonable travel expenses (including lodging and meals) upon submission of receipts acceptable to Employer.

9.    ADEA Notice and Acknowledgement. Employee acknowledges that he has carefully read this Release and fully understands its contents. Prior to signing this Release, Employee has been advised in writing hereby and has had an opportunity to consult with his attorney of choice concerning the terms and conditions of this Release with regard to any claim or right Employee may have under the ADEA or otherwise. Employee has been offered at least [21/45] days to review and consider this Release. Employee may voluntarily and knowingly waive this [21/45]-day period, or any part thereof, if he signs this Release prior to the expiration of [21/45] days. After signing this Release, Employee shall have seven days from the signing date to revoke this Release. This Release shall not be effective (including for purposes under the Employment Agreement) until after the seven-day revocation period has expired. Any revocation must be made in writing and delivered to the Chief Legal Officer of Employer. Until all applicable periods set forth in this Section 7 have expired, Employer shall not be required to make any payment to Employee which payment is, under Sections 5(a) or 5(b) of the Employment Agreement, contingent upon the signing and delivery to the Company of this Release. By signing this Release, Employee agrees and understands that he is waiving and releasing any and all rights he may have to pursue the Released Claims against Employer, from the beginning of time up to the effective date of this Release, including, without limitation, all ADEA claims.

10.    Governing Law.2 law shall govern this Release, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of .

11.    Successors and Assigns. This Release shall inure to the benefit of the successors and assigns of Employer.

12.    Severability. If any portion of this Release is ruled unenforceable, all remaining portions of this Release shall remain valid.

13.    No Reliance; No Waiver. Employee represents that he is not relying on any representation, statement, or promise of Employer or any other party in giving this Release. This

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2 [Governing law to be added based on Executive’s work location and residence at time of separation.]

Release may not be amended, modified, waived, or terminated except in a writing signed by Employee and an authorized representative of Employer.

14.    Headings. The paragraph and section headings in this Release are inserted merely for the convenience of reference only and shall not be used to construe, affect or modify the terms of any paragraph or provision of this Release.

EMPLOYEE WITHOUT ANY DURESS OR COERCION FREELY, KNOWINGLY AND VOLUNTARILY ENTERS INTO, AND GIVES THIS RELEASE. EMPLOYEE UNDERSTANDS AND AGREES WITH ALL OF THE PROVISIONS AND THE TERMS STATED IN THIS RELEASE AND HAS BEEN AFFORDED SUFFICIENT AND REASONABLE TIME TO CONSIDER WHETHER TO ENTER INTO THIS RELEASE. EMPLOYER ADVISES EMPLOYEE TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOOSING PRIOR TO EXECUTING THIS RELEASE WHICH CONTAINS A RELEASE AND WAIVER.

Dated:

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